EXHIBIT 99.1

VolitionRx Secures Approximately $5.5 Million in Belgium Regional Government Financing from Wallonie Entreprendre

Henderson, Nevada, December 5, 2023 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company, has closed on an aggregate of Euro 5.0 million (approximately $5.5 million) in financing from Wallonie Entreprendre S.A. (“WE”) in Belgium.

Volition will use the proceeds from the financing for ongoing development of its Nu.Q® product portfolio, including taking forward its clinical and regulatory program for Nu.Q® NETs, which it believes will aid the early diagnosis of diseases such as sepsis.

Volition is currently working with leading clinicians and researchers at centers of excellence worldwide to help facilitate the effective introduction of Nu.Q® NETs into clinical practice.

The Euro 5.0 million financing from WE consists of a Euro 2.5 million unsecured loan to Volition’s subsidiary, Belgian Volition SRL, and a Euro 2.5 million purchase of 3,205,431 shares of Volition’s restricted common stock at a purchase price of $0.8337 per share in a private placement transaction. The unsecured loan bears interest at a rate of approximately 8% per year and has a stated maturity date of December 31, 2028. Subject to certain conditions, the loan can be drawn down in three tranches at Belgian Volition’s election on or prior to June 30, 2025, with Euro 1.5 million available immediately, Euro 0.5 million available from June 1, 2024 and the final Euro 0.5 million available from March 1, 2025.

Gaetan Michel, Chief Operating Officer of Volition, said: “We are enormously grateful to WE for this latest financing, and for the ongoing financial assistance we have received from agencies within Wallonia to date.”

Volition is developing simple, easy-to-use, cost-effective blood tests to help diagnose and monitor a range of life-altering diseases in both humans and animals. For more information about Volition’s Nu.Q® technology go to: www.volition.com

The shares of restricted common stock were issued by Volition to WE in a private placement in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. The shares of common stock will not be registered under the Securities Act or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities.

About Volition

Volition is a multi-national epigenetics company focused on advancing the science of epigenetics. Volition is dedicated to saving lives and improving outcomes for people and animals with life-altering diseases through earlier detection, as well as disease and treatment monitoring.

Through its subsidiaries, Volition is developing and commercializing simple, easy to use, cost-effective blood tests to help diagnose and monitor a range of diseases, including some cancers and diseases associated with NETosis, such as sepsis. Early diagnosis and monitoring have the potential to not only prolong the life of patients, but also improve their quality of life.

Volition's research and development activities are centered in Belgium, with an innovation laboratory and office in the U.S. and additional offices in London and Singapore.

The contents found at Volition's website address are not incorporated by reference into this document and should not be considered part of this document.  Such website address is included in this document as an inactive textual reference only.

Media Enquiries:

Louise Batchelor/Debra Daglish, Volition, mediarelations@volition.com +44 (0)7557 774620

Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other topics, the intended use of proceeds from the financing,  the effectiveness of Volition’s blood-based diagnostic, prognostic and disease monitoring tests, and Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases as well as serving as a diagnostic, prognostic or disease monitoring tools for such diseases. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic, prognostic or disease monitoring products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic, prognostic or disease monitoring products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics and disease monitoring market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™ and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners.  Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.

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